Exhibit 99(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2011, relating to the financial statements and financial highlights, which appears in the December 31, 2010 Annual Report to Shareholders of Burnham Fund, Burnham Financial Services Fund, Burnham Financial Industries Fund and Burnham U.S. Government Money Market Fund (constituting Burnham Investors Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 28, 2011